Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated March 29, 2024, with respect to the consolidated financial statements of Power REIT and Subsidiaries as of December 31, 2023 and 2022, and for the years then ended which report is included in the Annual Report on Form 10-K of Power REIT and Subsidiaries for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Power REIT and Subsidiaries ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts.”

/s/ MaloneBailey, LLP

Houston, Texas

January 24, 2025